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                                                                     Exhibit 4.1


                                BI INCORPORATED

                             1999 STOCK OPTION PLAN

          1.   Purpose.  The purpose of this 1999 Stock Option Plan (the "Plan")
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is to grant to employees, consultants and directors, options to purchase common stock (the "Common Stock") of BI Incorporated, a Colorado corporation (the "Corporation"), so that they may have the opportunity to participate in the growth of the Corporation and to provide them with an increased incentive to promote the interests of the Corporation. The options granted under the Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), unless specifically designated as non-qualified stock options.

          2.   Effectiveness of the Plan; Termination.  This Plan shall become
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effective at such time as it has received the required approval of shareholders of the Corporation as contemplated by Section 422 of the Code (the "Effective Date"). No options shall be granted under the Plan prior to the Effective Date. The Plan shall terminate at the earlier of ten years from the Effective Date or at such earlier time as the Board of Directors determines to terminate it.

          3.   Eligible Persons.  Employees, directors and consultants of the
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Corporation or of any parent or subsidiary of the Corporation shall be eligible to be granted options under this Plan, except that incentive stock options may be granted only to employees. "Parent" and "subsidiary" shall have the meanings set forth in Section 424 of the Code.

          4.   Stock Subject to Plan.
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               (a)  The stock issuable under the Plan shall be shares of
authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock initially reserved for issuance over the term of the Plan shall not exceed 300,000 shares. Upon the Effective Date of the Plan, all shares of Common Stock reserved but not subject to outstanding options under the BI Incorporated 1996 Stock Option Plan shall become part of the shares of Common Stock reserved for options to be granted under this Plan (in addition to the 300,000 shares reserved above) and no further options shall be granted under the BI Incorporated 1996 Stock Option Plan. In addition, the share reserve will automatically be increased on the first day of each fiscal year, beginning with the fiscal year ending June 30, 2000, by an amount equal to two percent (2%) of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, or such lesser number of shares as is later ratified by the Board at their first meeting or action in the beginning of such new fiscal year; provided, that in no event shall any such annual increase exceed 200,000 shares.

               (b) Shares of Common Stock reserved for issuance pursuant to outstanding options shall be available for subsequent issuance under the Plan to the extent those options expire or terminate for any reason prior to exercise in full. In the event the exercise price of an option under the Plan be paid with shares of Common Stock, or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder exercising such option.

               (c) Appropriate adjustments shall be made to the number and type of shares reserved under the Plan, including the number and type of shares to be added annually to the Plan as provided for in Paragraph 4(a) above, upon the occurrence of any of the events describe in Section 10 below. Any such adjustments as determined by the Committee shall be final, binding and conclusive.
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          4.   Administration.
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               (a)  The Plan shall be administered by a committee of at least two non-employee members of the Board of Directors of the Corporation (the "Board") appointed by the Board and serving at the Board's pleasure (the "Committee"). The Board may increase the size of the Committee, appoint additional members, remove members (with or without cause), appoint new members, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan. As used herein, the term Board shall also mean the Committee.

               (b) The Board may from time to time adopt such rules and regulations as it may deem advisable for the administration of the Plan, and may alter, amend, or rescind any such rules and regulations in its discretion. The Board shall have the power to interpret or amend or discontinue the Plan, except that any amendment which, under state or federal law or the applicable rules of any exchange or trading system on which the Common Stock is traded, would require shareholder approval shall take effect only upon such approval; and further provided that without the written consent of an optionee, no amendment or discontinuance of the Plan shall alter or impair any option previously granted to him under the Plan, subject to any provisions otherwise in the Plan. All decisions made by the Board in the administration and interpretation of the Plan shall be binding and conclusive for all purposes. No member of the Board shall be liable for any action taken or decisions made by him or her in good faith with respect to the Plan or any options granted under it.

          5.   Price, Terms and Conditions of Options.
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               (a)  Options shall be evidenced by a written Incentive Stock
Option Agreement or Non-Qualified Stock Option Agreement, as appropriate, in the form approved from time to time by the Board. The type of option, the number of shares which may be purchased under such option, the exercisability of such option, the option's expiration date and the purchase price per share, shall be designated by the Board at the time the option is granted.

               (b) The purchase price per share of any option granted hereunder shall in no event be less than 100% of the fair market value of each share at the time the option is granted; provided, however, that incentive stock options may not be granted to any holder of the voting rights of 10% or more of the total combined voting power of all classes of stock of the Corporation at time of grant, unless the purchase price is at least 110% of the fair market value of the shares at the time of grant. "Fair market value" shall be determined as set forth in Section 9 below. No incentive stock options shall be granted under the Plan to any employee where the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year (under all such plans of the Corporation and its parent and subsidiary corporations) shall exceed $100,000; provided that non-qualified stock options granted under the Plan may exceed these limits. All options shall be exercisable even though there may be outstanding any other option(s) which was or were granted before the granting of such option. The Board may impose on any option any additional terms and conditions which it deems advisable and which are not inconsistent with the Plan.

          6.   Transferability.  Unless otherwise determined by the Board, an
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option granted under the Plan shall not be transferable by the individual to whom it is granted otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the lifetime of such individual, only by him; provided, however, that if such individual becomes legally disabled, his legal representative may exercise the option on his behalf.

          7.   Exercise of Option.
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               (a)  Exercise of an option shall be accomplished by delivery to the Corporation before the option's expiration of written notice, signed by the holder of the option, specifying the number of shares with respect to which the option is exercised, the type of option being exercised, and by full payment of the purchase price for the shares. The purchase price may, at the Corporation's discretion, be paid by assignment to the Corporation of outstanding shares of Common Stock of the Corporation owned by the optionee for at least six (6) months prior to the date of exercise and having a fair market value (as determined pursuant to Section 9 below) equal to the purchase price or that portion thereof being paid in outstanding stock. The Corporation may issue a certificate which reflects the net number of shares issuable after payment of the exercise price in already owned Common
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Stock, so that the previously owned certificate need not actually be tendered.
An option may not be exercised for a fraction of a share of Common Stock. At the Corporation's request, the notice of exercise delivered to it shall contain a representation that the shares are being purchased for investment only and not for resale or distribution. Within a reasonable time after receipt of the properly executed notice of exercise, the Corporation shall cause to be issued and delivered to the holder of the option a certificate for the number of shares of Common Stock being purchased; provided, however, that the Corporation may in its discretion allow the optionee to elect to pay any withholding taxes payable upon exercise of a non-qualified stock option, in whole or in part, by transferring to the Corporation shares of Common Stock of the Corporation owned by him or by being credited by the Corporation for shares he has a right to acquire in the option being exercised.

               (b) No person shall have any rights as a stockholder with respect to any shares covered by an option until the date of the issuance of a stock certificate(s) for the shares for which the option has been exercised. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued, except as provided in Section 10. Nothing in this Plan or in any option agreement shall confer upon any optionee any rights to continue in the employ of the Corporation or shall affect the Corporation's ability to terminate the optionee's employment at any time.

          8.   Expiration of Option.
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               (a)  Each option granted under the Plan shall expire on the earlier of (i) the date set forth in the Option Agreement for such optionee;
(ii) no later than ten (10) years from the date the option is granted, provided that no incentive stock option granted to a 10% shareholder (as described in Section 5, above) shall be exercisable after the expiration of five (5) years from the date of grant; or (iii) in the case of an incentive stock option, three
(3) months following the termination, for any reason other than death or disability, of the employment by the Corporation, or by its parent or subsidiary, of the employee to whom the option is granted.

               (b) Unless earlier terminated pursuant to this Section 8, each incentive stock option granted under the Plan, shall expire one (1) year following the termination on account of death or disability of the employment by or services for the Corporation, or by or for its parent or subsidiary, of the employee to whom the option is granted. In the event of the termination of employment by the Corporation of an optionee on account of his or her death or disability, the optionee shall for purposes of the foregoing requirement be considered to have completed the next full vesting period of employment with respect to the vesting period in which his or her death or disability occurs.

          9.   Definition of Fair Market Value.  For the purposes of this Plan,
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"fair market value" shall mean either the exercise price per share established in the discretion of the Board of Directors or, so long as the Corporation's stock is publicly traded, the closing price per share of Common Stock of the Corporation on the last trading day preceding the date of grant.

          10.  Stock Splits, Dissolutions, Mergers, Etc.
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               (a)  In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of the Corporation's Common Stock, appropriate adjustment will be made to both the number of shares which may be purchased under the Plan and the number and exercise price per share of Common Stock which may be purchased under any outstanding options.

               (b) In the event of the proposed dissolution or liquidation of the Company, all options will be deemed terminated immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, give each Optionee the right to exercise his option prior to the consummation of such action as to all or any part of the Common Stock subject to such option, including shares as to which the option would not otherwise be exercisable.

               (c) In the case of any merger, sale of all or substantially all of the assets of the Corporation of other transaction which results in the replacement of the Corporation's Common Stock with the stock of another corporation, any option granted under the Plan shall accelerate and become immediately exercisable in full as of the
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day immediately preceding the closing day of such event, unless there shall have been a binding agreement entered into for the assumption or replacement of any options with comparable options to purchase the stock of such other corporation.

ADOPTED BY THE BOARD OF DIRECTORS: August 4, 1999